Exhibit 2

June 8, 2016

Genco Shipping & Trading Limited

299 Park Avenue, 12th Floor

New York, NY 10171

Re:                                       Equity Financing Commitment

Gentlemen:

This letter agreement (this “Agreement”) sets forth the commitment of the entities listed on Exhibit A hereto (each such entity being an “Investor”) to purchase, or cause an assignee permitted by paragraph 2 of this Agreement to purchase, equity securities of Genco Shipping & Trading Limited, a Marshall Islands corporation (“Genco”), at or immediately prior to the closing (the “Closing”) of a private placement of equity securities of Genco (the “Private Placement”) on the terms and conditions set forth herein and such other terms and conditions as are satisfactory to each Investor in its sole discretion. The Investor acknowledges and agrees that the Private Placement will be a private placement under the Securities Act of 1933, as amended, for which the investor will give customary representations and warranties.

1.                                      On the terms and conditions set forth herein and such other terms and conditions for the Private Placement as are satisfactory to each Investor in its sole discretion, each Investor hereby commits to purchase, or cause an assignee permitted by paragraph 2 of this Agreement to purchase, directly or indirectly, at or immediately prior to the Closing the minimum dollar amount of equity securities of Genco set forth opposite such Investor’s name on Exhibit A to this Agreement (such Investor’s “Commitment”). Each Investor will fund the Commitment at or immediately prior to the Closing. Such equity securities shall consist of equity securities of the same class of securities and at the same per-security price as Genco issues to purchasers in the Private Placement.

2.                                      This Agreement and the obligation of each Investor to fund its Commitment, or cause its Commitment to be funded, shall automatically and immediately terminate after 11:59 p.m. on June 30, 2016. Paragraphs 2, 3, 4 and 8 shall remain in full force and effect, notwithstanding any termination of this Agreement. The Commitments set forth herein shall not be assignable by Genco without the applicable Investor’s prior written consent, and the granting of such consent in a given instance shall be solely in the discretion of such Investor and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment. The obligations of an Investor hereunder shall not be assignable by such Investor without Genco’s prior written consent, and the granting of such consent in a given instance shall be solely in the discretion of Genco and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment; provided that an Investor may assign one or more portions of its Commitment to any of its Affiliates and/or to any fund or entity advised by such Investor or its Affiliates; provided further, that no such assignment by an Investor shall relieve such Investor of any of its obligations hereunder. For purposes hereof, “Affiliates,” in relation to a person or entity, means any other person or entity which, directly or indirectly, controls, or is controlled by, or is under common control with, such person or entity; and “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interest, by contract or otherwise. Any transfer or assignment in violation of the preceding three sentences shall be null and void. This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior arrangements and understandings with respect thereto.

3.                                      This Agreement is solely for the benefit of the parties hereto and is not intended to, nor does it, confer any benefits on, or create any rights or remedies in favor of, any other person or entity.

4.                                      Each party acknowledges and agrees that (a) this Agreement is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the parties hereto and neither this Agreement nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise and (b) the obligations of the Investor under this Agreement are solely contractual and not fiduciary in nature.

5.                                      The funding of the Commitment of each Investor under this Agreement shall be subject to the satisfaction or waiver by such Investor, prior to the Closing, of the following conditions:

(a)                                 There shall not have occurred any event, occurrence, revelation or development of a state of circumstances or facts since the date hereof which, individually or in the aggregate, has had a material adverse effect on Genco’s financial condition, business, assets or results of operation.

(b)                                 No applicable law or regulation shall prohibit the funding of the Commitment or the consummation of the Private Placement, and a customary legal opinion on the validity and legality of the securities shall have been delivered to the Investor.

(c)                                  All actions by or in respect of, or filings with, any governmental or regulatory authority required as of the date of funding of the Commitment to permit such funding and the consummation of the Private Placement shall have been taken, made or obtained.

(d)                                 Concurrently with such funding, affiliates of Centerbridge Partners, L.P. and Strategic Value Partners, LLC shall fund their Commitments for the Private Placement by purchasing equity securities of the same class and at the same per-security price and upon the same terms and conditions as the securities purchased by the Investor.

(e)                                  All terms and conditions of, including without limitation the size of the offering, and definitive documentation for, the Private Placement shall be acceptable to each Investor in its sole discretion.

6.                                      The Investor hereby represents and warrants with respect to itself to Genco that (a) it has all limited partnership, limited liability company, corporate or other organizational power and authority to execute, deliver and perform this Agreement; (b) the execution, delivery and performance of this Agreement by the Investor has been duly and validly authorized and approved by all necessary limited partnership, limited liability company, corporate or other organizational action by it; (c) this Agreement has been duly and validly executed and delivered by it and, assuming due and valid authorization, execution and delivery by the other parties hereto, constitutes a valid and legally binding obligation of it; enforceable against it in accordance with the terms of this Agreement except as such enforceability may be limited under applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect affecting the enforcement of creditors’ rights generally, or by general principles of equity; (d) it has and will have for so long as this Agreement shall remain in effect uncalled capital commitments or otherwise will have available funds sufficient to fund the amount of its Commitment when and as required hereunder; and (e) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority or other third party necessary for the due execution, delivery and performance of this Agreement by the Investor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or other third party is required in connection with the execution, delivery or performance of this Agreement.

7.                                      This Agreement may not be amended or otherwise modified without the prior written consent of Genco and the Investor.

8.

(a)                                 THE AGREEMENT AND ALL ACTIONS (WHETHER AT LAW, IN CONTRACT OR IN TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the New York State courts located in the City and County of New York and the United States District Court for the Southern District of New York for the purpose of any action arising out of or relating to this Agreement, and each of the parties hereto irrevocably agrees that all claims in respect of such action may be heard and determined exclusively such courts. Each of the parties hereto agrees that a final judgment in any action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action relating to the Commitment or this Agreement, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this paragraph 8(a) shall affect the right of any party hereto to serve legal process in any other manner permitted by applicable law.

(b)                                 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH 8(b).

9.                                 This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

10.                          This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement

11.                          The obligations of the Investors hereunder shall be several and not joint.

[Signature page follows.]

If this Agreement is agreeable to you, please so indicate by signing in the space indicated below.

Very truly yours,

APOLLO CAPITAL MANAGEMENT, L.P.

By: Apollo Capital Management GP, LLC,
its general partner

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

Accepted and agreed as of the date first set forth above:

GENCO SHIPPING & TRADING LIMITED

By:	/s/ John C. Wobensmith
Name:	John C. Wobensmith
Title:	President

Signature Page to Equity Commitment Letter

Exhibit A

Investor Name	Commitment

Apollo Capital Management, L.P., on behalf of certain funds and managed accounts	$14,024,860